UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2010

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

United States	0-50876	65-1233977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On September 17, 2010, Naugatuck Valley Financial Corporation (“NVFC”), the holding company for Naugatuck Valley Savings and Loan (“NVSL”), Southern Connecticut Bancorp, Inc. (“SCBI”), the holding company for Bank of Southern Connecticut, and Naugatuck Valley Financial Corporation, a Maryland corporation (“New NVFC”), entered into a First Amendment to the previously reported Agreement and Plan of Merger dated as of February 22, 2010 (The “Amendment”).

Pursuant to the Amendment, SCBI shareholders will be entitled to receive $6.75 per share of SCBI common stock owned. SCBI shareholders will be able to elect to receive cash, shares of common stock of New NVFC, or a combination of cash and common stock of New NVFC, subject to, if necessary, the allocation and proration procedures outlined in the merger agreement to assure that 60% of SCBI’s outstanding shares are exchanged for New NVFC common stock and the remainder are exchanged for cash. The exchange ratio for determining the number of shares of New NVFC common stock to be exchanged for each share of SCBI common stock will equal 0.6750 ($6.75 divided by $10.00, the initial offering price per share currently established for New NVFC’s common stock in the second step conversion offering). Cash will be paid in lieu of fractional shares.

The Amendment also provides that Elmer F. Laydon, SCBI’s Chairman of the Board, and Alphonse F. Spadaro, Jr., SCBI’s Vice Chairman of the Board, will be invited to join the boards of directors of New NVFC and NVSL at closing for a three-year term. In addition, the Amendment extends the deadline for closing the transaction until March 30, 2011, and amends the conditions under which NVFC would be obligated to pay a termination fee to SCBI.

The foregoing is a summary of the Amendment and is not complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety. In addition, a copy of the press release announcing the execution of the Amendment is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

Exhibits

2.1	First Amendment to Agreement and Plan of Merger

99.1	PressRelease dated September 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: September 17, 2010	By:	/s/ John C. Roman
John C. Roman
President and Chief Executive Officer